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Chase Insurance Life Company of New York
2500 Westfield Drive
Elgin, Illinois 60123-7836

     Re:  Chase Insurance Life Company of New York
          CILCONY Variable Annuity Separate Account
          (File Nos. 333-118408 & 811-21620)

     This opinion is furnished in connection with the filing of a Registration Statement on Form N-4 ("Registration Statement") by Chase Insurance Life Company of New York ("CILCONY"), as depositor, and CILCONY Variable Annuity Separate Account ("Separate Account"), as registrant, with the Securities and Exchange Commission covering an indefinite number of units of interest in the Separate Account. Purchase payments to be received under Individual Flexible Premium Fixed and Variable Deferred Annuity Contracts ("Contracts") offered by CILCONY may be allocated by CILCONY to the Separate Account in accordance with the owners' direction, with reserves established by CILCONY to support such Contracts. The Contracts are designed to provide annuity benefits and are to be offered in the manner described in the Prospectus, which is included in the Registration Statement. The Contracts will be sold only in jurisdictions authorizing such sales.

     I have examined all applicable corporate records of CILCONY and such other documentation and laws as I consider appropriate as a basis of this opinion. On the basis of such examination, it is my opinion that:

     1. CILCONY is a corporation duly organized and validly existing under the laws of the State of New York.

     2. The Separate Account is an account established and maintained by CILCONY pursuant to the laws of the State of New York, under which income, gains and losses, whether or not realized, from assets allocated to the Separate Account are, in accordance with the Contracts, credited to or charged against the Separate Account without regard to other income, gains or losses of CILCONY.

     3. Assets allocated to the Separate Account will be owned by CILCONY. The Contracts provided that the portion of the assets of the Separate Account equal to the reserves and other Contract liabilities with respect to the Separate Account will not be chargeable with liabilities arising out of any other business CILCONY may conduct.

     4. When issued and sold as described above, the Contracts will be duly authorized and will constitute validly issued and binding obligations of CILCONY in accordance with their terms.

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     I hereby consent to the use of this opinion as an exhibit to the
Registration Statement.

     Yours truly,

     Haroula K. Ballas
     Vice President and
     Assistant General Counsel